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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------
                                SCHEDULE 14D-9
       SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(D)(4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)
                            -----------------------
                       AETNA REAL ESTATE ASSOCIATES, L.P.
                           (NAME OF SUBJECT COMPANY)

                       AETNA REAL ESTATE ASSOCIATES, L.P.
                       (NAME OF PERSON FILING STATEMENT)

                     Limited Partnership Depository Units
                        (TITLE OF CLASS OF SECURITIES)

                                 008171 1 10 0
                     ( CUSIP NUMBER OF CLASS OF SECURITIES)

     Paul L. Abbott                            Daniel R. Leary
     AREA GP CORPORATION                       AETNA/AREA CORPORATION
     3 World Financial Center, 29th Floor      242 Trumbull Street
     New York, New York  10285                 Hartford, Connecticut  06156
     (212) 526-3237                            (860) 275-2178

     (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                   Copies to:

     Patrick J. Foye, Esq.                   John D. Capers, Esq.
     SKADDEN, ARPS, SLATE,                   KING & SPALDING
     MEAGHER & FLOM LLP                      191 Peachtree Street, N.E.
     919 Third Avenue                        Atlanta, Georgia 30303-1763.
     New York, New York  10022               (404) 572-4600
     (212) 735-2274
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                       AMENDMENT NO. 3 TO SCHEDULE 14D-9

                  This Amendment No. 3 amends the Tender Offer
        Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Commission on November 1, 1996 (the "Schedule 14D-9"), as amended by Amendment No. 1 filed on November 27, 1996 and Amendment No. 2 filed on December 6, 1996, by Aetna Real Estate Associates, L.P., a Delaware limited partnership (the "Partnership"), relating to the unsolicited tender offer by Acorn Hill Partners L.L.C., a Delaware limited liability company (the "Bidder"), to purchase from holders ("Unitholders") of Limited Partnership Depositary Units of the Partnership (the "Units") up to 3,176,136 of the issued and outstanding Units of the Partnership, upon the terms and subject to the conditions set forth in the Bidder's Offer to Purchase dated October 30, 1996 and the Letter of Transmittal.

                  Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 14D-9.

        ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS

                  Item 9 is hereby supplemented and amended by adding the following, a copy of which is attached hereto as an exhibit:

        (a)(3)    Form of letter from Aetna Real Estate
                  Associates, L.P. to the Unitholders,
                  dated December 18, 1996.


                                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated:  December 18, 1996

                                 AETNA REAL ESTATE ASSOCIATES, L.P.

                                      By:  Aetna/AREA Corporation
                                           General Partner

                                      By: /s/ Daniel R. Leary
                                         --------------------------
                                         Name: Daniel R. Leary
                                         Title: President

                                      By:  AREA GP Corporation
                                           General Partner

                                      By: /s/ Paul S. Abbott
                                         --------------------------
                                         Name: Paul L. Abbott
                                         Title: President


                                 EXHIBIT INDEX

         Exhibit                  Description                  Page

          (a)(3)   Form of letter from Aetna Real Estate
                   Associates, L.P. to Unitholders,
                   dated December 18, 1996.